Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Kodiak Oil & Gas Corp. (the “Company”) of our reports dated March 11, 2010 relating to our audits of the consolidated financial statements and internal control over financial reporting which appearing in the Company’s Annual Report on Form 10-K of Kodiak Oil & Gas Corp. for the year ended December 31, 2009, as amended.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

HEIN & ASSOCIATES LLP

Denver, Colorado

August 6, 2010